Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces Third Quarter and Year-to-Date Financial Results

PMC Commercial Trust

NYSE MKT (Symbol PCC)

www.pmctrust.com

Dallas, TX	November 8, 2012

PMC Commercial Trust (NYSE MKT: PCC) announced third quarter and year-to-date financial results today.

Compared to Third Quarter 2011

Our income from continuing operations for the third quarter of 2012 was $645,000 ($0.06 per share) compared to income from continuing operations of $1,232,000 ($0.12 per share) during the third quarter of 2011. Net income decreased to $473,000 ($0.04 per share) during the third quarter of 2012 compared to income of $733,000 ($0.07 per share) for the third quarter of 2011. The primary reason for the decrease in income from continuing operations and net income were costs of $1,421,000 related to the evaluation of strategic alternatives incurred during the third quarter of 2012. The decrease caused by the strategic alternative costs was partially offset by a $1,055,000 increase in revenues. During the third quarter of 2012 our premium income generated from selling the government guaranteed portion of our SBA 7(a) loans increased by $554,000 compared to the third quarter of 2011 and our other income increased by $282,000 primarily due to prepayment fees received on loan prepayments during the third quarter of 2012. Income from continuing operations and net income were $2,066,000 and $1,894,000, respectively, during the third quarter of 2012 before the impact of strategic alternative costs.

Compared to Year-to-Date 2011

Our 2012 year-to-date income from continuing operations decreased to $546,000 ($0.05 per share) from income of $3,591,000 ($0.34 per share) during the nine months ended September 30, 2011. Our 2012 year-to-date net income (loss) decreased to a loss of $97,000 (($0.01) per share) from net income of $2,988,000 ($0.28 per share) during the nine months ended September 30, 2011. The primary reason for the decrease in income from operations and net income were the costs of $3,623,000 related to the evaluation of strategic alternatives. Income from continuing operations and net income were $4,169,000 and $3,526,000, respectively, during the nine months ended September 30, 2012 before the impact of strategic alternative costs.

Compared to Second Quarter 2012

Our third quarter 2012 income from continuing operations increased to $645,000 compared to a loss from continuing operations of $93,000 during the second quarter of 2012. The primary reason for the increase in income from continuing operations was a $900,000 increase in revenues. Our premium income generated from selling the government guaranteed portion of our SBA 7(a) loans was $518,000 higher during the third quarter of 2012 compared to the second quarter of 2012. In addition, our other income increased by $254,000 primarily due to prepayment fees received on loan prepayments during the third quarter of 2012.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Strategic Alternatives

As noted above, costs related to the evaluation of strategic alternatives were $1,421,000 and $3,623,000 during the three and nine months ended September 30, 2012, respectively. As announced October 26, 2012, the special committee and the Board of Trust Managers (the “Board”) determined, in connection with the strategic alternatives evaluation process, that it was in the best interests of the shareholders to continue to operate as an independent entity and focus aggressively on developing an expanded business plan to improve operating performance and long-term growth potential. Upon the recommendation of the special committee, the Board suspended the formal strategic alternatives process. Consequently, the special committee is expected to be dissolved during the fourth quarter of 2012. Due to the expected dissolution, we anticipate that strategic alternative expenses during the fourth quarter of 2012 will be significantly less than the third quarter of 2012.

Departure of Chief Executive Officer

During the fourth quarter of 2012, we will record a one-time severance charge of approximately $2.2 million relating to a separation agreement with our Chief Executive Officer, Lance B. Rosemore. This severance charge represents payments due Mr. Rosemore pursuant to his separation agreement. Jan F. Salit, previously our Chief Operating Officer and Chief Investment Officer, has been promoted to Chief Executive Officer.

Management Remarks

Jan F. Salit, Chief Executive Officer, stated, “We have concluded our review of potential strategic alternatives and the vast majority of the costs related to the process are behind us. However, our fourth quarter will also include the impact of the one-time severance charge of approximately $2.2 million.

“We funded $27.6 million of SBA 7(a) loans in the nine months ended September 30, 2012 compared to $21.4 million in the same period last year. Total fundings grew from $23.9 million to $40.5 million during the same periods. Due to this increased lending activity in our SBA 7(a) product combined with the solid market for investors in the government guaranteed portion of SBA 7(a) loans, our premiums from selling the guaranteed portions have increased. This in turn has benefitted our bottom line as we have recognized the majority of these premiums as income during the third quarter of 2012.

“We continue to be affected by the extremely low levels of interest rates as 82% of our portfolio is floating rate. When variable rates rise, our revenues will increase from the increased level of interest we will receive on our variable rate portfolio.

“Fundamental operations remain solid as we continue to focus on our core SBA 7(a) lending business. Moving forward we will continue to operate as an independent entity and focus on an expanded business plan to improve operating performance and long-term growth potential. Our initial efforts will concentrate on increasing the average loan size and quality of our SBA 7(a) originations while at the same time evaluating possible complimentary opportunities.”

Interest Rate Sensitivity

•	Approximately 53% and 29% of our retained loans at September 30, 2012 were based on LIBOR and the prime rate, respectively.

•	Variable rates have remained stable; however, the base LIBOR charged our borrowers decreased to 0.36% (set on October 1, 2012) from 0.46% (set on July 1, 2012). Assuming no change in our outstanding LIBOR-based loans, we would have a reduction of approximately $100,000 in interest income on an annual basis.

•	To the extent that variable rates were to rise by 100 basis points, our interest income net of interest expense would be greater by approximately $900,000 on an annual basis.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Financial Position

•	Our total assets increased to $254.3 million at September 30, 2012 compared to $251.2 million at December 31, 2011 and decreased from $260.8 million at September 30, 2011.

•	Our retained loan portfolio increased to $243.7 million at September 30, 2012 compared to $236.1 million at December 31, 2011 and $237.1 million as of September 30, 2011.

•	Our serviced loan portfolio increased to $311.2 million at September 30, 2012 compared to $297.5 million at December 31, 2011 and $292.3 at September 30, 2011.

•	Loan loss reserves increased to $2.1 million at September 30, 2012 from $1.8 million at December 31, 2011.

Loan Origination Information

•	During the nine months ended September 30, 2012, our aggregate loans funded were $40.5 million compared to $23.9 million during the nine months ended September 30, 2011, an increase of 69%.

•	During the nine months ended September 30, 2012, we funded $27.6 million of SBA 7(a) loans compared to $21.4 million during the nine months ended September 30, 2011, an increase of 29%.

•	Our pipeline of outstanding loan commitments was $10.1 million at September 30, 2012 compared to $14.3 million at December 31, 2011.

•	We anticipate our 2012 fundings to be between $50 million and $60 million.

•	We anticipate our 2013 fundings to be between $60 million and $70 million.

Liquidity

•	Our unsecured revolving credit facility matures June 30, 2014.

•	The interest rate on the facility is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option.

•	The total amount available under the facility is $35 million. The revolving credit facility will automatically increase to $40 million on January 1, 2013 provided there is no event of default on that date and the non-performing loan ratio, as defined, is not more than 20% of our net worth on that date.

•	During June 2012, we amended our revolving credit facility to reduce the minimum beneficiaries’ equity covenant from $142.0 million to $139.5 million from June 15 to June 30, 2012; $137.0 million from July 1 to September 30, 2012; $134.5 million from October 1 to December 31, 2012 and $132.0 million from January 1, 2013 and thereafter.

Dividends

•	Regular quarterly dividends on our common shares of $0.16 per share were declared in March, June and September and paid in April, July and October, respectively.

•	We announced that the quarterly cash dividend anticipated to be declared in December 2012 will be $0.12 per share.

•	Since our inception in 1993, we have paid $182.9 million in dividends or $24.28 per common share.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Financial Position Information

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2012	2012	2012	2011	2011
	(In thousands, except per share information)
Loans receivable, net	$241,914	$243,759	$235,744	$234,427	$235,426
Total assets	$254,344	$254,853	$247,298	$251,247	$260,826
Debt	$100,544	$101,470	$93,799	$95,861	$104,028
Total beneficiaries’ equity	$141,658	$142,879	$144,982	$146,836	$147,830
Total equity	$142,558	$143,779	$145,882	$147,736	$148,730
Shares outstanding	10,590	10,590	10,585	10,575	10,575
Net asset value per share	$13.46	$13.58	$13.78	$13.97	$14.06

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2012	2011	Inc (Dec) %	2012	2011	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,561	$3,342	7%	$10,392	$10,098	3%
Premium income	796	242	229%	1,187	801	48%
Other income	507	225	125%	1,036	813	27%

Total revenues	4,864	3,809	28%	12,615	11,712	8%

Expenses:
Interest	887	941	(6%)	2,646	2,871	(8%)
Salaries and related benefits	1,091	1,047	4%	3,350	3,263	3%
General and administrative	495	554	(11%)	1,493	1,602	(7%)
Strategic alternatives	1,421	61	2,230%	3,623	61	5,839%
Provision for (reduction of) loan losses, net	53	(17)	(412%)	646	362	78%

Total expenses	3,947	2,586	53%	11,758	8,159	44%

Income before income tax benefit (provision) and discontinued operations	917	1,223	(25%)	857	3,553	(76%)

Income tax benefit (provision)	(272)	9	(3,122%)	(311)	38	(918%)

Income from continuing operations	645	1,232	(48%)	546	3,591	(85%)

Discontinued operations	(172)	(499)	(66%)	(643)	(603)	7%

Net income (loss)	$473	$733	(35%)	$(97)	$2,988	(103%)

Basic weighted average shares outstanding	10,590	10,575		10,584	10,569

Basic and diluted earnings (loss) per share:
Income from continuing operations	$0.06	$0.12		$0.05	$0.34
Discontinued operations	(0.02)	(0.05)		(0.06)	(0.06)

Net income (loss)	$0.04	$0.07		$(0.01)	$0.28

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

PMC Commercial Trust and Subsidiaries

Quarterly Operating Results

	Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept. 30, 2011
	(In thousands)
Revenues:
Interest income	$3,561	$3,433	$3,398	$3,473	$3,342
Premium income	796	278	113	649	242
Other income	507	253	276	242	225

Total revenues	4,864	3,964	3,787	4,364	3,809

Expenses:
Interest	887	876	883	822	941
Salaries and related benefits	1,091	1,115	1,144	1,066	1,047
General and administrative	495	538	460	408	554
Strategic alternatives	1,421	1,352	850	717	61
Provision for (reduction of) loan losses	53	118	475	98	(17)

Total expenses	3,947	3,999	3,812	3,111	2,586

Income (loss) before income tax benefit (provision) and discontinued operations	917	(35)	(25)	1,253	1,223

Income tax benefit (provision)	(272)	(58)	19	(152)	9

Income (loss) from continuing operations	645	(93)	(6)	1,101	1,232

Discontinued operations	(172)	(322)	(149)	(442)	(499)

Net income (loss)	$473	$(415)	$(155)	$659	$733

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Taxable Income

REIT Taxable Income:

REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands)
Net income (loss)	$473	$733	$(97)	$2,988
Gains related to real estate	—	—	—	(235)
Strategic alternatives (1)	1,253	—	3,456	—
Impairment losses	—	395	167	604
Amortization and accretion	(11)	(17)	(179)	(50)
Loan valuation	488	(223)	399	(76)
Other, net	15	17	175	50

Subtotal	2,218	905	3,921	3,281

Less: taxable REIT subsidiaries net loss (income), net of tax	(559)	40	(590)	140

REIT taxable income	$1,659	$945	$3,331	$3,421

Distributions declared	$1,695	$1,692	$5,083	$5,075

Weighted average common shares outstanding	10,590	10,575	10,584	10,569

(1)	Upon the recommendation of the special committee, the Board suspended the formal strategic alternatives process. Consequently, the special committee is in the process of being dissolved. Therefore, we anticipate that strategic alternatives expenses of approximately $4.2 million will be deductible during the fourth quarter of 2012.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Combined Taxable Income:

Primarily as a result of the timing differences for gain recognition on secondary market loan sales, our combined REIT taxable income and TRS’s taxable income (net of income tax expense) is materially different than our net income (loss). The following table reconciles our net income (loss) to our Adjusted Taxable Income (Loss), Net of Current Tax Expense:

	Nine Months Ended September 30, 2012
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$(97)	$(687)	$590
Book vs. tax timing differences	4,749	4,017	732	(1)

Taxable income	4,652	3,330	1,322
Special item (2)	(3,456)	(3,456)	—

Taxable Income (Loss), adjusted for special item	1,196	(126)	1,322
Current income tax expense	(439)	—	(439)

Adjusted Taxable Income (Loss), Net of Current Tax Expense	$757	$(126)	$883

	Nine Months Ended September 30, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income	$2,989	$3,129	$(140)
Book vs. tax timing differences	1,426	293	1,133 (1)

Taxable income	4,415	3,422	993
Special item (3)	(448)	(448)	—

Taxable Income, adjusted for special item	3,967	2,974	993
Current income tax expense	(338)	—	(338)

Adjusted Taxable Income, Net of Current Tax Expense	$3,629	$2,974	$655

(1)	Includes $886,000 and $1,115,000 of timing differences during the nine months ended September 30, 2012 and 2011, respectively, related primarily to secondary market loan sales.
(2)	Timing difference related to currently non-deductible expenses related to strategic alternatives which we anticipate to be deductible during the fourth quarter of 2012.
(3)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.

Adjusted Taxable Income (Loss), Net of Current Tax Expense is defined as reported net income (loss), adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income (Loss), Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2012

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.